Date:	October 12, 2010
For Release:	Immediate
Contact:	Investor Contact:
	Gary J. Morgan,	Joseph Hassett, SVP
	Senior Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Acquires Patented Biological Technology

• Provides new global municipal and industrial market opportunities
• Strengthens Met-Pro’s “Total Air Solutions” value proposition

Harleysville, PA, October 12, 2010 – Raymond J. De Hont, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE:MPR), announced today that the Company has acquired substantially all of the assets including the patents and technology of Bio-Reaction Industries LLC (“BRI”), a pioneer in environmentally friendly air pollution control systems utilizing state-of-the-art biological technology to eliminate volatile organic compounds (VOCs), hazardous air pollutants (HAPs), and odors.

“The acquisition of these assets significantly enhances Met-Pro’s competitive position in both the municipal and industrial global markets by providing not only state-of-the-art biological technologies, but also a broad global reference base of satisfied customers,” stated De Hont. “BRI’s patented biological technology, which is a perfect complement to our Met-Pro Environmental Air Solutions’ thermal oxidizer and chemical scrubber technologies, strengthens our “Total Air Solutions” value proposition, allowing us to better address the increasingly more stringent environmental regulations and the global focus on greenhouse gas reduction. We believe our extensive relationships within the municipal market will enable us to quickly grow BRI’s municipal market share, while BRI’s relationships within a diverse base of industrial markets provides opportunities to introduce Met-Pro’s broad range of solutions to new markets.”

BRI’s bio-oxidation systems are the new standard in air pollution control technology, utilizing naturally existing microbes to biologically break down HAPs and VOCs. BRI offers a modular, reliable bio-oxidation solution that achieves the highest removal efficiency of VOCs for any air phase biological treatment system in the world. BRI’s innovative vapor-phase bio-technologies provide a cost effective way to comply with regulatory requirements, treating high volume, low concentration air streams and delivering dramatic energy savings for a wide range of applications, including municipalities, paints and coatings, wood products, building materials, and the chemical processing industry. BRI’s patented Bio-airSPHERES enhance microbial activity and air contaminant digestion, effectively reducing carbon footprints and significantly cutting operating costs when compared with other less efficient technologies.

Terms of the transaction were not disclosed. It is expected that the acquisition will have no impact upon current year earnings but will be accretive to earnings in the Company’s fiscal year ending January 31, 2012.

About Bio-Reaction Industries LLC

Bio-Reaction Industries LLC, Tualatin, Oregon, designs and manufactures biological air pollution control systems that utilize microbes to digest industrial and municipal pollutants and eliminate odors.

BRI is a global leader in the emerging, energy efficient biofiltration industry with strategic partners established and operating in both Europe and Asia. Numerous research and development programs are in place as BRI continues to develop the next generation of biofiltration air control technologies.

BRI serves the wood products, paint and coating, chemical processing, municipal utility, food and beverage and automotive industries. Customers include Louisiana Pacific, Weyerhaeuser, Sherwin Williams, Bangor Naval Station, and municipalities such as Wilsonville, Oregon and Falmouth, Massachusetts. For more information, visit: http://www.bioreaction.com/home.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a leading niche-oriented global provider of product recovery, pollution control and fluid handling solutions. The Company’s diverse and synergistic solutions and products address the world’s growing need to meet more stringent emission regulations, reduce energy consumption and employ green technology. Through its global sales organization, internationally recognized brands, and operations in the United States, Canada, Europe and The People's Republic of China, Met-Pro’s solutions, products and systems are sold to a well-diversified cross-section of customers and markets around the world. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.